Exhibit 10.6

Coastway Bancorp, Inc. and Coastway Community Bank Annual Incentive Plan

January 28, 2016

Coastway Bancorp, Inc. Annual Incentive Plan

Introduction

Coastway Bancorp, Inc. and Coastway Community Bank (“Coastway” or the “Bank”) is committed to rewarding key employees for their contributions to Coastway’s success. The Coastway Annual Incentive Plan (“the “Plan”) is part of a total compensation package which includes base salary, annual incentives, long-term incentives and benefits. The Plan is designed to:

•            Focus participants on building a strong foundation for success and long-term sustainability that will enhance shareholder value.

•            Communicate expectations in terms of business goals and results.

•            Recognize and reward achievement of the Bank’s annual business goals.

•            Motivate and reward superior performance.

•            Attract and retain talent needed for Coastway’s success.

•            Be competitive with the market.

•            Encourage teamwork and collaboration.

•            Ensure incentives are appropriately risk-balanced.

Effective Date and Plan Administrator

The Plan is effective January 1, 2016.  The Plan Administrator is the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”).  Participation and payments under this Plan are approved by the Committee Members.  The Committee shall make its determinations regarding eligibility, performance criteria, payouts and other terms and conditions typically within 90 days of the commencement of the performance period.  The Committee may delegate authority to appropriate officers, employees or agents of the Company to perform ministerial duties related to Plan administration, subject to compliance with applicable laws.

Performance Period / Plan Year

The performance period is January 1st through December 31st (the “Plan Year”), although the Committee shall have discretion to establish performance periods that are longer or shorter than the Plan Year.

Participation and Eligibility

The President & CEO participates in the Plan unless the Committee deems otherwise.  The President & CEO recommends other executives/senior officers for approval by the Committee.  New hires must be employed prior to October 1st to be eligible to participate in the Plan for the performance period.  Participants hired after that date must wait until the next calendar year to be eligible for an award under the Plan.  Eligibility begins the first full month worked.

Credit Quality and Regulatory Examinations

In the Committee’s discretion, awards will not be paid, regardless of performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action (excluding MRAs) where the Committee considers it imprudent to provide awards under this Plan, and/or 2) after a review of the Company’s credit quality measures, the Committee considers it imprudent to provide awards under this plan.

Incentive Award Opportunities

Each participant is assigned an incentive award target, calculated as a percentage of base earnings for the Plan Year.  Award opportunities vary based on participant roles and are approved by the Committee at the beginning of the Plan Year.

Base earnings are defined as the annual base salary earned during the Plan Year ignoring any cash deferred under the Bank’s 401(k) plan, health and welfare plans or nonqualified compensation plans.  Base earnings does not include any bonuses, commissions, reimbursed expenses, employer credits or contributions to nonqualified compensation plans (other than salary reduction contributions as described above), or any additional cash or noncash compensation.

Establishment of Performance Measures, Goals, Weightings and Definitions

The President & CEO recommends for approval by the Committee the performance measures, goals, weightings and definitions at the beginning of the Plan Year.  For purposes of this Plan, these terms have the following meanings:

Performance Measures — The criteria for which awards may be paid.  Performance measures may be financial or non-financial.

Goals — Identifies the specific results required to achieve a certain level of performance.  Goals may be quantitative or qualitative.  For each performance measure, a threshold, target and stretch goal is established.

•            Threshold — is the minimum level of performance for which an award is paid.  If performance is below threshold, the payout is zero.  Performance at threshold results in a payment equal to 50% of the targeted incentive opportunity.

•            Target — is the expected level of performance.  Performance at target results in a payment equal to 100% of the targeted incentive opportunity.

•            Stretch — is considered outstanding performance.  Performance at stretch results in a payment equal to 150% of the participant’s targeted incentive opportunity, which is the highest amount to be paid under the Plan.

Weightings — Weightings are used to differentiate the relative importance/priority of the performance measures.  Each performance measure is weighted a minimum of 10%, and the total of all performance measures for a Plan Year equals 100%.

Definitions — Each performance measure is described at the beginning of the Plan Year.  Qualitative measures should carry, at a minimum, a general description of the criteria which will be reviewed in order to make an assessment regarding performance.

The following schedules are attached to this Plan document.  Schedules A and B are approved by the Committee prior to the beginning of each performance period:

•                  Schedule A:  Participants and Incentive Award Opportunities

•                  Schedule B: Participant’s Performance Measures, Goals and Weightings as well as Plan gate/trigger.

•                  Schedule C:  Example Payout Calculation

Award Funding

Unless the Committee deems otherwise, awards will not be paid, regardless of performance if the Company does not achieve positive net income for the year.  However, the Committee will have the ability to make discretionary awards to key performers if the Plan does not activate.

Award Criteria

If the Bank meets or exceeds the award funding goals, award payouts are based on the executive achieving Bank and Individual goals using a balanced scorecard.  The following provides an example of the scorecard:

Performance Measures	Weight		Threshold (50% payout)	Target (100% payout)	Stretch (150% payout)
Bank Goal #1	x	%	TBD	TBD	TBD
Bank Goal #2	x	%	TBD	TBD	TBD
Individual Goal #1	x	%	TBD	TBD	TBD
Individual Goal #2	X	%	TBD	TBD	TBD

Determination of Payout Level

At the end of the Plan Year, actual performance is compared to the established goals.  First, it is determined whether the Bank had positive net income.  If this trigger for the Plan was achieved, Bank and Individual goals are measured.  Individual incentive awards are calculated using a participant’s base salary and performance against the participant’s scorecard results.  Performance between threshold and target and target and stretch are interpolated to reward incremental improvement.

Award Payouts

At the end of the Plan Year, actual performance is compared to the established goals.  Performance between threshold and target and target and stretch are interpolated for purposes of determining award payouts.  Once amounts are determined for each Plan participant, a determination regarding the cash award to be granted is approved by the Committee.

Awards will be paid within two and one half months following the end of the Plan year or otherwise in a manner intended to be exempt from, or in compliance with, Section 409A of the Code.  Awards will be paid out as a percentage of a participant’s base earnings.

Awards shall be subject to withholding for required income and other applicable taxes, and the Company’s obligation to pay such awards shall be subject to compliance with applicable withholding or other tax requirements.

The employee must be employed on a full or part-time basis at the date of payment, unless retired, deceased or disabled.  Participants on a performance improvement plan or who have an unsatisfactory performance rating at the time of payment are not eligible to receive an award.

New Hires, Reduced Work Schedules, Promotions and Transfers

New hires that meet the eligibility criteria and are hired prior to October 1st of the Plan Year will receive a pro-rated award based on the number of full months worked during the Plan Year.  New hires employed by the Bank on or after October 1st are not eligible to receive an award for the current Plan Year.

Participants that are promoted or change roles where the participant becomes eligible or ineligible for an award or experience a change in incentive opportunity will be paid out on a pro-rated basis using their status and the effective date of the promotion or role change.  Award amounts will be calculated using the participant’s base earnings and the incentive target for the applicable period.

Participants that have an approved leave of absence are eligible to receive a pro-rated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations.

Termination of Employment

To encourage retention, a participant must be an active employee of the Bank at the end of the Plan Year (i.e. December 31st) to receive an award (please see exceptions for death, disability and retirement below.)  Participants who terminate employment during the Plan Year will not be eligible to receive an award.  Participants who have given notice of resignation during the Plan Year are not eligible to receive an award.

Death, Disability and Retirement

If a participant ceases to be employed by the Bank due to disability as defined under the Bank’s long-term disability Plan, his/her cash incentive award for the Plan Year will be pro-rated to the date of termination.

In the event of death, the Bank will pay to the participant’s estate the pro rata portion of the cash award that had been earned by the participant during his/her period of employment.

Individuals who retire, defined as the date in which the Participant attains age 65, are eligible to receive a pro rata portion of the cash award that had been earned by the participant during his/her period of employment.

Plan Documentation

Each participant will receive documentation at the beginning of the Plan Year indicating their target payout level and their specific performance measures, weightings and goals for the Plan Year.  Each participant will also receive a copy of this Plan Summary and any subsequent changes upon becoming a Plan participant.

Administration

The Plan is authorized by Coastway’s Board of Directors and administered by the Committee.  To ensure proper alignment with the Company’s business objectives, the Plan will be reviewed periodically by the Committee.  Coastway’s Board of Directors has the authority to amend the Plan but the Committee has the authority to determine awards and performance measures under the Plan, to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan.  Any determination by the Committee will be final and binding on all participants.

Plan Changes or Discontinuance

Coastway has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.  Examples of substantial changes may include mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement.

The Committee may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

No Entitlement to Incentive Compensation

Each Plan participant is eligible for a distribution under the Plan only upon attainment of certain performance objectives defined under the Plan and after the approval of the award by the Committee.

Participants Rights not Assignable; No Right to Participate

Any participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Nothing contained in this Plan shall confer upon any employee any right to continued employment, nor does the Plan affect the right of Coastway to terminate a Plan participant’s employment.  Participation in the Plan does not confer rights to participation in other Bank plans, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other perquisite plans.

Recoupment in the Event of Accounting Restatements (Clawback)

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement, the Participants shall, unless otherwise determined in the sole discretion of the Committee, reimburse the Company upon receipt of written notification for any excess incentive payment amounts paid under the Plan calculation(s) which were based on financial results required to be restated. In calculating the excess amount, the Committee shall compare the calculation of the incentive payment based on the relevant results reflected in the restated financials compared to the same results reflected in the original financials that were required to be restated. The Company has the right to modify a Participant’s future incentive payments should repayment by the Participant not occur.

Risk Mitigation

Coastway seeks to appropriately balance risk with financial rewards in the Plan design and implementation. The compensation arrangements in this Plan are designed to be sufficient to incent participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Bank.

Awards may be reduced or eliminated for credit quality and/or regulatory action.  Unless the Committee deems otherwise, awards will not be paid, regardless of corporate or individual performance, if: 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under this Plan, and/or 2) after a review of the Company’s credit quality measures the Committee considers it imprudent to pay awards under this Plan, or 3) if the Committee otherwise determines that it is imprudent to pay such awards.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by this Plan to which the employee would otherwise be entitled will be revoked or if paid, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status.

Severability

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Choice of Law

The Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Rhode Island, except to the extent preempted by federal law.

Plan Approval

IN WITNESS WHEREOF, the parties have executed and approved the Plan effective as of January 28, 2016.

/s/ William A. White
President & CEO

/s/ Mark Crevier
Chairman, Compensation Committee

This Plan is proprietary and confidential to Coastway and its employees and should not be shared outside the organization other than as required by executive compensation reporting and disclosure requirements.